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                                                                     EXHIBIT 1-A

                      AMENDMENT TO CLASS A RIGHTS AGREEMENT


         THIS AMENDMENT between Rural Cellular Corporation, a Minnesota corporation (the "Company"), and Norwest Bank Minnesota, National Association (the "Rights Agent"), dated as of March 31, 2000 (this "Amendment"), to the Class A Share Rights Agreement dated as of April 30, 1999 (the "Original Agreement") between the Company and the Rights Agent.

         WHEREAS, the Company and the Rights Agent have entered into the Original Agreement; and

         WHEREAS, the Board of Directors of the Company has determined to amend the Original Agreement in accordance with Section 27 thereof.

         ACCORDINGLY, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                1. Section l(a) of the Original Agreement is hereby amended in its entirety to read as follows:

                  (a) "Acquiring Person" shall mean any Person (as such term is defined in this Agreement) who or which, together with all Affiliates and Associates (as such terms are defined in this Agreement) of such Person, shall be the Beneficial Owner (as such term is defined in this Agreement) of the Threshold Percentage (as such term is defined in this Agreement) or more of the Common Shares of the Company then outstanding, but shall not include (i) an Exempt Person (as such term is defined in this Agreement) or (ii) Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC, Boston Ventures Limited Partnership V, and Toronto Dominion Investments, Inc. (individually a "Class M Investor" and together the "Class M Investors"), provided, however, that if a Class M Investor shall become the Beneficial Owner of 16.5% or more of the Common Shares of the Company then outstanding (regardless of whether such Common Shares were acquired before or after the date hereof), then that Class M Investor shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, no Person shall become an "Acquiring Person" (including any Class M Investor) as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to at least the Threshold Percentage (or with respect to a Class M Investor, at least 16.5%) of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall, together with all Affiliates or Associates of such Person, become the Beneficial

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         Owner of at least the Threshold Percentage (or with respect to a
         Class M Investor, at least 16.5% ) of the Common Shares of the Company then outstanding by reason of share acquisitions by the Company and if such Person or such Person's Affiliates or Associates shall, after such share acquisitions by the Company, become the Beneficial Owner of any additional Common Shares of the Company, and, immediately after becoming the Beneficial Owner of such additional Common Shares, such Person shall, together with all Affiliates and Associates of such Person, be the Beneficial Owner of at least the Threshold Percentage (or with respect to a Class M Investor, at least 16.5%) of the Common Shares of the Company then outstanding, then such Person (unless such Person shall be an Exempt Person) shall be deemed an "Acquiring Person." An entity other than the Company or any Subsidiary of the Company holding Common Shares for or pursuant to the terms of an employee benefit plan of the Company or of any Subsidiary of the Company and in addition being the Beneficial Owner of Common Shares that are not held for or pursuant to the terms of any such plan shall be deemed to constitute an Acquiring Person, notwithstanding anything herein stated, if, but only if, it, together with its Affiliates and Associates, shall be the Beneficial Owner of at least the Threshold Percentage, exclusive of those Common Shares held by it for or pursuant to the terms of any such plan, of the Common Shares then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person" or (B) such Person was aware of the extent of its beneficial ownership but had no actual knowledge of the consequences of such beneficial ownership under this Agreement), and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practical a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

         2. Section 3(a) of the Original Agreement is hereby amended in its entirety to read as follows:

                  (a) Until the earlier of (i) the Close of Business on the 15th day after the Shares Acquisition Date or (ii) the Close of Business on the 15th day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the first public announcement (as defined in Rule 14d-2 of the General Rules and Regulations under the Exchange Act) by any Person (other than an Exempt Person) relating to a tender offer or an exchange offer the consummation of which would result in beneficial ownership by a Person (other than an Exempt Person) of at least the Threshold Percentage (or by a Class M Investor of at least 16.5%) of the then outstanding Common Shares (including any such date that is after the date of this Agreement and prior to the issuance of the Class A Rights, the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Class A Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by


                                       2
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         the certificates for Class A Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Class A Right Certificates where the context so requires) and not by separate Class A Right Certificates, and (y) the right to receive Class A Right Certificates will be transferable only in connection with the transfer of Class A Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, postage-prepaid mail, to each record holder of Class A Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more Class A Right Certificates, in substantially the form of Exhibit B hereto (the "Class A Right Certificates"), evidencing one Class A Right for each Class A Share so held, subject to adjustment pursuant to Section 11(i). In the event that an adjustment in the number of Class A Rights per Class A Share has been made pursuant to
         Section 11(i), at the time Class A Right Certificates are distributed, the Company may, to the extent provided in Section 14(a), make the necessary and appropriate adjustments (as set forth in Section 14(a)) so that Class A Right Certificates are distributed representing only whole numbers of Class A Rights and pay cash in lieu of fractional Class A Rights pursuant to Section 14(a). As of and after the Distribution Date, the Class A Rights will be evidenced solely by such Class A Right Certificates.

         3. Section 27 of the Original Agreement is hereby amended in its entirety to read as follows:

                  Section 27. SUPPLEMENTS AND AMENDMENTS. The Company may and the Rights Agent shall, if so directed by the Company, from time to time supplement or amend this Agreement without the approval of any holders of Class A Shares or Class A Right Certificates in order (i) to extend the Final Expiration Date, (ii) to cure any ambiguity, or to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provisions in this Agreement, (iii) prior to the Distribution Date, to otherwise change or supplement any provision in this Agreement in any manner which the Company may deem necessary or desirable, or (iv) following the Distribution Date, to otherwise change or supplement any provision in this Agreement in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Class A Right Certificates (other than Class A Right Certificates evidencing Class A Rights that shall have become null and void pursuant to Section 11(a)(ii)). Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the Threshold Percentage set forth in Sections l(s) and 3(a) hereof to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Class A Shares then known by the Company to be beneficially owned by any Person (other than an Exempt Person or the Class M Investors) or
         (ii) 10%.

         4. Notwithstanding the provisions herein, in the event that after the date hereof no Class M Investor, individually or as a member of a group, is the Beneficial Owner of the


                                       3
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Threshold Percentage or more of the Common Shares of the Company then outstanding, the amendments to Sections 1(a), 3(a) and 27 effected hereby with regard to the ownership of the Class M Investors shall, without any action of the Company or the Rights Agent, be of no further force or effect.

         5. The Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Shares, attached to the Original Agreement as Exhibit A, shall be amended to increase the number of shares of "Series A Junior Participating Preferred Shares" to two million (2,000,000), and the officers of the Company shall take all appropriate steps to file such amendment with the Minnesota Secretary of State.

                The Original Agreement shall remain in full force and effect without amendment except this Amendment and any other amendment made in accordance with Section 27 of the Agreement. All references in the Original Agreement to "this Agreement" or the "Agreement" or "hereof" and all references in this Amendment to the Agreement shall hereafter be deemed to be references to the Original Agreement as amended by this Amendment and any other amendment made in accordance with Section 27 of the Agreement. All terms used in this Amendment that are defined in the Original Agreement but are not defined herein shall have the meanings ascribed to them in the Original Agreement.





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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                    RURAL CELLULAR CORPORATION


                                    By         /s/ Ann K. Newhall
                                       -----------------------------------
                                       Its           Secretary
                                           -------------------------------


                                    NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION


                                    By       /s/ Mike Gaughran
                                       -----------------------------------
                                       Its      Account Manager
                                           -------------------------------


                                       5

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                                                                       EXHIBIT A

            AMENDMENT TO CERTIFICATE OF DESIGNATION, PREFERENCES AND
          RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED SHARES OF
                           RURAL CELLULAR CORPORATION

         I, Ann K. Newhall, the Secretary of Rural Cellular Corporation, a corporation organized and existing under the Business Corporation Act of the State of Minnesota, in accordance with the provisions of Section 302A.401 thereof, DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the corporation, as amended (the "Articles of Incorporation"), the Board of Directors on March 23, 2000, adopted the following resolution amending the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Shares filed on May 19, 1999:

         RESOLVED, that pursuant to the authority granted and vested in the Board of Directors of the corporation in accordance with the provisions of its Restated Articles of Incorporation, as amended, Section 1 of the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Shares of Rural Cellular Corporation, filed May 19, 1999, with the Minnesota Secretary of State, is hereby amended as follows:

         1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Junior Participating Preferred Shares" (the "Series A Preferred Shares"), the par value of the shares constituting such series shall be $.01 per share and the number of shares constituting such series shall be two million (2,000,000). The number of shares constituting such series may, unless prohibited by the Articles of Incorporation or by applicable law of the State of Minnesota, be increased or decreased by resolution of the Board of Directors; PROVIDED, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Shares.

         RESOLVED FURTHER, that all other terms of the Certificate of Designation, Preferences and Rights shall remain unchanged.

         IN WITNESS WHEREOF, I have executed this Amendment to Certificate of Designation, Preferences and Rights this __ day of ___________, 2000.




                                                     -------------------------
                                                     Ann K. Newhall, Secretary